EXHIBIT 4(A)
                                                THE PRUDENTIAL INSURANCE COMPANY
                                                OF AMERICA

                                  CONTRACT FORM

agrees to pay the benefits provided under this Contract in accordance with and subject to its terms.

         Contractholder:                             ABC COMPANY

         Plan:                                       ABC Company Pension Plan

         Effective Date:                             April 1, 19XX

         Jurisdiction:                               Any State

         Contract Number:                            GA-XXXX

ABC COMPANY                                    THE PRUDENTIAL INSURANCE COMPANY
ANY TOWN, ANY STATE                                       OF AMERICA

-------------------------------------         ---------------------------------
Title:                                        Chairman of the Board and
                                                  Chief Executive Officer

Date:  ________________________________       _________________________________
                                              Secretary

                                              Attest:__________________________
                                              Date:    ________________________

                FIXED DOLLAR AND VARIABLE GROUP ANNUITY CONTRACT

THIS CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA APPLICABLE TO THE FIXED INVESTMENT OPTION. THE APPLICATION OF THIS FORMULA MAY RESULT IN A DOWNWARD ADJUSTMENT IN CASH VALUES. SECTIONS 6.2 AND 6.3 IDENTIFY WHEN CASH VALUES ARE AVAILABLE WITHOUT THE APPLICATION OF THE MARKET VALUE ADJUSTMENT FORMULA.

CONTRIBUTIONS TO THIS GROUP ANNUITY CONTRACT MAY BE INVESTED IN SEPARATE INVESTMENT ACCOUNTS. ALL BENEFIT PAYMENTS PROVIDED UNDER THIS CONTRACT THAT ARE BASED ON THE INVESTMENT RESULTS OF A SEPARATE INVESTMENT ACCOUNT ARE VARIABLE, SUBJECT TO GAIN OR LOSS, AND ARE NOT GUARANTEED AS TO A FIXED AMOUNT.

                                    SPECIMEN

DC-401-97

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DEFINITIONS                                     PAGE

1.0      Annual Account Charge                     1
1.1      Beneficiary                               1
1.2      Business Day                              1
1.3      Code                                      1
1.4      Competing Fund                            1
1.5      Contractholder                            1
1.6      Contractholder Account                    1
1.7      Contractholder Fixed Account              1
1.8      Contractholder Variable Account           2
1.9      Contributions                             2

1.10     Effective Annual Rate                     2
1.11     ERISA                                     2
1.12     Good Order                                2
1.13     Participant                               2
1.14     Participant Account                       2
1.15     Plan                                      2
1.16     Plan Investment Fund                      2

1.17     Prudential                                3
1.18     Rate Segment                              3
1.19     Separate Account                          3
1.20     Subaccount                                3
1.21     Transfer Payments                         3
1.22     Transfer Request                          3
1.23     Unit                                      3

1.24     Unit Value                                3
1.25     Withdrawal                                3
1.26     Withdrawal Date                           4
1.27     Withdrawal Value                          4

RELATIONSHIP BETWEEN PLAN AND CONTRACT

2.1      General Understanding                     4
2.2      Statutory Requirements                    4
2.3      Conditions                                4

CONTRIBUTIONS AND CONTRACTHOLDER ACCOUNT
----------------------------------------

3.1      Contributions                             4
3.2      Participant Account Segments              5
3.3      Contractholder Fixed Account
           Interest Rates                          5
3.4      Contributions from Prior
         Prudential Fixed Account Contracts        5
3.5      Contractholder Variable Account           6
3.6      Reports                                   6

VARIABLE INVESTMENT OPTIONS



4.1      Separate Accounts                         6
4.2      Subaccounts                               6
4.3      Voting Rights                             7
4.4      Modification of Separate
           Accounts and Subaccounts                7


TRANSFER PAYMENTS

5.1      Transfer Payments to Plan
            Investment Funds                       7
5.2      Transfer Payment Terms                    8

WITHDRAWALS

6.1     Withdrawals                                9
6.2     Withdrawals for Benefit
          Payments                                 9
6.3     Withdrawals at Termination
          of Contract                             10
6.4     Withdrawals Subject to a
          Market Value Adjustment                 11
6.5     Market Value Adjustment Formula           11

FORMS OF BENEFITS
-----------------

7.1     General                                   12
7.2     Terms of Payment of Annuities             12
7.3     Certificates                              12
7.4     Minimum Death Benefit                     12

TERMINATION OF CONTRACT
-----------------------

8.1     Sixty Day Termination                     13
8.2     Termination for Cause                     13
8.3     Effect of Termination                     13
8.4     Partial Contract Termination              14

CHANGES
-------

9.1     Changes by Agreement                      14
9.2     Changes by Prudential                     14
9.3     Persons Empowered to Act for Us           14

GENERAL TERMS

10.1    Communications                            15
10.2    Place of Payment                          15
10.3    Information - Records                     15
10.4    Misstatements                             15
10.5    Beneficiary                               15

10.6    Small Annuities and Amounts;
           Natural Persons                        16
10.7    Divisible Surplus                         16
10.8    Limit on Assignment                       16
10.9    Plan Changes                              16
10.10   Entire Contract                           16
10.11   Governing Law                             17
10.12   Interest on Benefit Payments              17
10.13   Contractholder                            17
10.14   Exclusive Benefit                         17


DEFERRED SALES CHARGES


11.1    Deferred Sales Charge                     18

APPENDIX A         Separate Investment Accounts


SCHEDULES



Schedule A.        Forms of Annuity which may be

                             Purchased
Schedule B.        Life - Payment Certain Annuity
Schedule C.        Life - Contingent Annuity
Schedule D.        Payment Certain Annuity


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SECTION 1 - DEFINITIONS
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1.0      ANNUAL ACCOUNT CHARGE

         If we provide services under an administrative services agreement, we will assess an Annual Account Charge on or about the last day of each calendar year and at the time of full Withdrawal for each Participant for whom an account is maintained in connection with this Contract. This charge will not exceed [$0] each calendar year per Participant. This charge will be deducted directly from funds maintained under this Contract, unless paid directly by the Contractholder. The Annual Account Charge will be prorated for new Participants on a monthly basis for their first year of participation.

1.1      BENEFICIARY

         A person designated by a Participant to receive benefits from funds held under this Contract.

1.2      BUSINESS DAY

         A day on which the New York Stock Exchange and Prudential are open for business.

1.3      CODE

         The Internal Revenue Code of 1986, as amended, or any of the corresponding provisions of prior or subsequent United States revenue laws.

1.4      COMPETING FUND

         An investment option available under the Plan that is primarily comprised of high quality fixed income securities with an average duration of less than or equal to 4.5 years. For purposes of the Contract, Competing Funds include but are not limited to money market and short term bond funds.

1.5      CONTRACTHOLDER

         The holder of the Contract as shown on the cover page, its successors and assigns. "You" or "your" means the Contractholder.

1.6      CONTRACTHOLDER ACCOUNT

         An account that is equal to the sum of the Contractholder Fixed Account and the Contractholder Variable Account.

1.7      CONTRACTHOLDER FIXED ACCOUNT

         An unallocated account that is equal to the sum of all Contributions earning a guaranteed rate of interest under Section 3.3 of this Contract plus interest credits, less all Withdrawals, Transfer Payments, fees and charges. There are no required Contributions to the Contractholder Fixed Account.

1.8      CONTRACTHOLDER VARIABLE ACCOUNT

         An unallocated account that is equal to the dollar amount of all Units in the separate accounts or Subaccounts in which you invest, less any fees or charges.

1.9      CONTRIBUTIONS

         Payments you make to us as described in Section 3.1. We will grant a period of 31 days for the payment of any required Contributions under this Contract.

1.10     EFFECTIVE ANNUAL RATE

         A method of crediting interest where the annualized income is expressed as a compound annual rate of interest. An amount invested for a full year would increase by a percentage equal to the Effective Annual Rate.

1.11     ERISA

         The Employee Retirement Income Security Act of 1974, as amended.

1.12     GOOD ORDER

         An instruction received by us, utilizing such forms as we may require, that is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction.

1.13     PARTICIPANT

         A natural person on whose behalf funds are contributed or maintained under the Plan.

1.14     PARTICIPANT ACCOUNT

         The dollar value of funds maintained for each person in accordance with the terms of the Plan. The Participant Account may be invested in the fixed interest option through the Contractholder Fixed Account, or the variable separate account options through the Contractholder Variable Account.

1.15     PLAN

         [A plan adopted by you that provides Participants with coverage under an annuity contract intended to meet the requirements of Section 401 of the Code. The Plan is mentioned for reference purposes only and is shown on the cover page. "Plan" shall include such other plans of the Contractholder or plans maintained for other employers as the parties agree. The terms of this Contract shall apply separately with respect to each plan maintained thereunder. We are not a party to the Plan.]

1.16     PLAN INVESTMENT FUND

         An investment fund available under the Plan as of the Effective Date or of which we are later notified.

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1.17     PRUDENTIAL

         The Prudential Insurance Company of America. "We," "us," or "our" means Prudential.

1.18     RATE SEGMENT

         A section of the Contractholder Fixed Account that credits the same rate of interest for the same time period for Contributions and accumulated interest thereon.

1.19     SEPARATE ACCOUNT

         An Account established by Prudential and maintained primarily for one or more group annuity contracts. The Separate Account will hold assets acquired with the proceeds of Contributions.

1.20     SUBACCOUNT

         A subdivision of a Separate Account, the assets of which are invested in a corresponding portfolio of a fund or portfolio of securities.

1.21     TRANSFER PAYMENTS

         An amount transferred by or on behalf of Participants among Plan Investment Funds.

1.22     TRANSFER REQUEST

         A request by you or your designee pursuant to elections by Participants, received by us in Good Order to make a Transfer Payment.

1.23     UNIT

         You are credited with units in each Separate Account or Subaccount in which you invest. The number of Units credited to the account is determined by dividing each Contribution made to a Separate Account or Subaccount by the applicable Unit Value for the Business Day on which the Contribution is received by us in Good Order.

1.24     UNIT VALUE

         The dollar value of an interest in a Separate Account or Subaccount. The Unit Value of each Separate Account or Subaccount will be determined each Business Day, and will measure changes in the value of the Separate Account's or Subaccounts assets minus its outstanding liabilities, fees and expenses. The Unit Value is determined before giving effect to additions to and withdrawals or transfers from a Separate Account or Subaccount for that day.

1.25     WITHDRAWAL

         A payment from the Contractholder Account that is not a Transfer
         Payment.

1.26     WITHDRAWAL DATE

         The Business Day we receive notice from you in Good Order to make a Withdrawal as described further in Section 6.

1.27     WITHDRAWAL VALUE

         The dollar value of any Withdrawal less any charges or fees incurred, including any applicable market value adjustment.

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SECTION 2 - RELATIONSHIP BETWEEN PLAN AND CONTRACT
-------------------------------------------------------------------------------

2.1      GENERAL UNDERSTANDING

         You will make Contributions as provided in this Contract. However, the existence of this Contract does not cause us to be a party to or a fiduciary of the Plan. We make no representation and assume no liability as to the sufficiency of Contributions or the Contractholder Account for the benefits to be provided under the Plan. You are solely responsible for the selection of this Contract as a suitable funding vehicle for the Plan.

2.2      STATUTORY REQUIREMENTS

         [This Contract is issued in conjunction with a 401 Plan. We reserve the right to administer this Contract in accordance with the provisions of Code Section 401 and its regulations and rules, the eligible rollover distribution rules of Code Section 401(a)(31), and other applicable provisions of the Code.]

2.3      CONDITIONS

         The continuation of this Contract is conditioned upon there being no change in the Plan or its investment policy that, in our judgment, would materially disrupt the level of Contributions or increase Withdrawals compared to prior periods.

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SECTION 3 - CONTRIBUTIONS AND CONTRACTHOLDER ACCOUNT
-------------------------------------------------------------------------------

3.1      CONTRIBUTIONS

         You will remit as Contributions to this Contract all or a portion of funds contributed to the Plan unless we agree otherwise in writing or unless such remittance is to end according to the terms of this Contract. Contributions may include rollovers of amounts held by Participants under other tax-qualified retirement plans or funds transferred from Plan Investment Funds. You may direct that contributions be allocated to the Contractholder Fixed Account and/or the Contractholder Variable Account.

3.2      PARTICIPANT ACCOUNT SEGMENTS

         We may maintain the fixed interest portion of Participant Accounts in two or more Rate Segments The dollar value of any Segment is equal to the sum of all Contributions and interest credited to it, less all Withdrawals and Transfer Payments withdrawn from it.

3.3      CONTRACTHOLDER FIXED ACCOUNT INTEREST RATES

         We will notify you in advance of each interest rate we set under this Contract. Each interest rate is an Effective Annual Rate. Interest is credited to Contributions on a daily basis.

         (A) CURRENT QUARTERLY INTEREST RATE

         All Contributions received during the current calendar quarter will be allocated to the same Rate Segment and will be credited with interest at the current quarterly interest rate. This rate is set prior to the beginning of each calendar quarter, and remains in effect on all Contributions received during that quarter throughout the remainder of the current calendar year and all of the following calendar year.

         (B) RENEWAL INTEREST RATE

         After the expiration of a current quarterly interest rates, we will set a renewal interest rate for that Rate Segment to apply to Contributions (and interest thereon) that previously were credited that current quarterly interest rate. We may set one renewal interest rate to replace each expiring current quarterly interest rate. The renewal interest rate will be reset by us annually.

         (C) CONTRACTUAL ANNUAL MINIMUM INTEREST RATE

         Each interest rate set under Section 3.3 for the years shown below will not be less than the following:

                  Calendar Year                                    Rate
                  1998 and each year thereafter                    [3.0%]

3.4      CONTRIBUTIONS FROM PRIOR PRUDENTIAL FIXED ACCOUNT CONTRACTS

         If you contribute amounts to the Contractholder Fixed Account from the fixed rate investment of a predecessor Prudential group annuity contract, such amounts will be invested within Rate Segments that correspond to the investment segments or portions, if any, under the prior contract.

3.5      CONTRACTHOLDER VARIABLE ACCOUNT

         Contributions to the Contractholder Variable Account may be made to any of the Separate Accounts or Subaccounts listed in Appendix A.

3.6      REPORTS

         We will make a quarterly report to you of the financial activity within the Contractholder Account.

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SECTION 4 - VARIABLE INVESTMENT OPTIONS
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4.1      SEPARATE ACCOUNTS

         The Separate Accounts in which this Contract participates, and their primary investments, are described in Appendix A. Assets held in each Separate Account, except assets representing Prudential surplus, if any, are not chargeable with liabilities arising out of any other business of Prudential. The total market value of the assets held in each Separate Account at all times will be at least equal to the total reserve liability required by law for all payments or values which vary in dollar amount to reflect the investment results of each Separate Account.

         [To the extent that applicable laws and regulations permit, investments for each Separate Account will be free of all limitations applicable to other investments by Prudential. Prudential restricts use of its Separate Accounts to certain plans. These plans include those which meet the requirements for qualification under Section 401 of the Code. If, at any time, we are informed that your Plan does not meet applicable requirements, we will (1) notify you and (2) cancel your Contractholder Variable Account. The dollar value of your canceled account will, within seven Business Days thereafter, be transferred to you, your trustee, or your financial institution that you designate. After that, no Contributions may be made to the Separate Account under this Contract until the Plan again satisfies applicable qualification requirements.]

4.2      SUBACCOUNTS

         A Separate Account may consist of Subaccounts. The income, gains and losses, realized or unrealized, from the assets allocated to a Subaccount are credited to or charged against each Subaccount, without regard to other income, gains or losses of the Prudential.

         Those Subaccounts currently available under this Contract are listed in Appendix A. Each Subaccount invests exclusively in shares of a corresponding fund or a portfolio of securities. Shares of a fund are purchased and redeemed for a Subaccount at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a fund are reinvested in additional shares of that fund at net asset value.

         The dollar amounts of values and benefits of this Contract provided by a Separate Account vary as a function of the investment performance of the Subaccounts. You bear the investment risk for Subaccount value in the selected Subaccounts.

4.3      VOTING RIGHTS

         Certain Separate Accounts hold securities that have voting rights. We normally exercise these rights. However we reserve the right to solicit Contractholders for instruction as to how to vote some or all of the securities in these Accounts.

4.4      MODIFICATION OF SEPARATE ACCOUNTS AND SUBACCOUNTS

         We may from time to time change material features of, or close, certain Separate Accounts or Subaccounts. Any changes will be made only if permitted by applicable law and regulations. Also, when required by law, we will obtain the approval of Contractholders of the changes and the approval of any appropriate regulatory authority.

         For example, we may combine Separate Accounts or Subaccounts, or provide additional Subaccounts, transfer part or all of the assets of a Separate Account or Subaccount to another Separate Account of Subaccount, make any changes necessary to comply with, or obtain and continue any exemptions from the Investment Company Act of 1940 (the 1940 Act), and make any other necessary technical changes to this Contract to conform with any action this provision permits us to take.

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SECTION 5 - TRANSFER PAYMENTS
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5.1      TRANSFER PAYMENTS TO PLAN INVESTMENT FUNDS

         You may, pursuant to elections by Participants, subject to any restrictions in the Plan, direct us to make Transfer Payments from the Contractholder Fixed Account or Variable Accounts to any Plan Investment Fund made available under the Plan. Transfers will be made under the terms of Section 5.1(a) unless you request, and we agree, to allow transfers under the terms of Sections 5.1(b) and 5.1(c). If we are not provided sufficient information to effectively administer transfers under Sections 5.1(b) and 5.1(c), we will reinstate the terms of Section 5.1(a) upon written notice.

         Prudential may, upon notice to the Contract-Holder and Participants, limit the frequency of Transfer Payments. The action will take effect on the date of the notice. In the event that a Participant Transfer is made as a result of a communication by the Contractholder, Employer, agent or broker to the Participant, which communication in Prudential's reasonable judgment advised Participants to transfer or withdraw their funds held under this Contract, the Transfer will be treated as a Contractholder Withdrawal under Section 6.4. If such communication is not provided to Prudential upon written request, Prudential reserves the right to consider the communication as one which advises Participants to transfer or withdraw their funds held under this Contract.

         (A) TRANSFERS FROM CONTRACTHOLDER'S FIXED ACCOUNT

              A Participant may transfer an amount from the Fixed Account to another investment option made available under the Plan, subject to the following conditions:

         In any one year, a Participant may transfer 20% of his Fixed Account balance, as measured as of the first day of the year, without a market value adjustment. The amount transferred in excess of 20% of such balance will be transferred subject to the adjustment described in
         Section 6.5.

         (B) DIRECT TRANSFERS TO A COMPETING FUND

              Transfer Payments directly between the Contractholder Fixed Account under this Contract and a Competing Fund as defined in
              Section 1.4 may not be made without Prudential's consent.

         (C) INDIRECT TRANSFERS TO A COMPETING FUND

              Indirect transfers between the Contractholder Fixed Account under this Contract and a Competing Fund may be made, provided the amount to be transferred is first transferred to a fund which is not a Competing Fund and such amount is held in a non-Competing Fund for a period of at least 90 days before being transferred to a Competing Fund. Amounts transferred from the Contractholder Fixed Account to a non-Competing Fund may be transferred back into the Contractholder Fixed Account after being held in the non-competing fund for at least 90 days.

              In the event of unusual volatility in the financial markets, Prudential may, in its discretion, eliminate or reduce the 90-day restriction of this Section 5.1(c) for all Contractholders within this class of contracts. The 90-day provision may be prospectively reinstated by Prudential upon written notice to the Contractholder.

         We reserve the right, upon 30 days notice and in our sole discretion, to determine whether any investment option under the Plan is or becomes a Competing Fund. We also may upon 30 days notice, in order to protect the financial interests of other group annuity Contractholders with similar transfer rights, require that transfers be made under Section 5.1(a) instead of 5.1(b) and (c). We may also waive transfer restrictions to accommodate asset allocation programs offered by Prudential. Any such action will be made uniformly for all similarly situated Contractholders.

5.2      TRANSFER PAYMENT TERMS

         Transfer Payments will be made from the Contractholder Fixed Account and the Contractholder Variable Account. Transfer payments from the Contractholder Fixed Account will be made on a pro rata basis from all Rate Segments. Each payment will be in full settlement of our liability for the Transfer Payment. Transfer Payments from the Contractholder Fixed Account will be effective on the Business Day we receive the Transfer Request in Good Order. Transfer Payments from the Contractholder Variable Account will be at the Unit Value of the applicable Subaccount(s) at the close of the Business Day we receive the Transfer Request in Good Order. You agree to provide for the recordkeeping of investment funds available under the Plan on a Participant-level basis, and to furnish us with such information as we may reasonably require in connection with Transfer Requests. We reserve the right to monitor the Participant-level investment activity in order to enforce these transfer provisions. We will notify you immediately upon receipt of a Transfer Request that is inconsistent with the Transfer Payment conditions then in effect.

         We may, upon notice to you, limit the frequency of Transfer Payments. This action will take effect on the date of the notice. Any such limit will allow transfers as least as frequently as quarterly.


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SECTION 6 - WITHDRAWALS
-------------------------------------------------------------------------------

6.1      WITHDRAWALS

         You may make Withdrawals from the Contract. Withdrawals from the Contractholder Fixed Account for purposes listed in Sections 6.2 and
         6.3 will not be subject to the market value adjustment described in
         Section 6.5. However, we may apply this adjustment if, at the time you request the Withdrawal, the terms of your Plan are materially different from the terms or manner of administration in effect on this Contract's effective date, and such amendment or change adversely affects our rights or liabilities under this Contract. Withdrawals from the Contractholder Fixed Account will be made on a pro-rata basis from all Rate Segments applicable to a Participant under the Contract.

         Payment to the Participant ordinarily will be made within seven days of our receipt of a properly completed payment request. If any Withdrawal payment under this section is not made within 10 Business Days, interest on the delayed payment will be credited (starting as of the first day following receipt of the Withdrawal request) at the rate applicable to new contributions under Section 3.3 on the date the Withdrawal request is received.

         If more than one employer participates in the Plan, and Contributions are discontinued for one employer, Withdrawals of funds attributable to that employer may be made under any option available within this Section.

         You may make Withdrawals to pay expenses of the Plan. Such Withdrawals will not be subject to any market value adjustment.

6.2      WITHDRAWALS FOR BENEFIT PAYMENTS

         We will make payments to the Contractholder to provide benefits permitted under the terms of the Plan. Such benefit payments may be made for reasons of a Participant's retirement, termination of employment, death, disability, hardship, loans, or in-service withdrawal after age 59 1/2. Benefits may also include such other payments made pursuant to the Plan provisions as agreed to by us in accordance with our existing administrative practices. The amount of a benefit payment will be the amount certified by you as necessary to fulfill a benefit payment request of a Participant. You agree to supply us with documentation to support benefit payments on request. We will also make distribution payments consistent with the terms of the Plan relating to the minimum required distribution provisions of Sections 401(a)(9) and/or 457(d) of the Code, as applicable. Loans made available to a Participant under this Contract will be made in accordance with the terms provided in the Plan. Prudential will administer loans in conformity with the Code and ERISA.

         With respect to amounts invested in the Contractholder Fixed Account, if permitted by the Plan, we will make payments to you to provide for Participant requests for payments of after-tax contributions. For each Participant request for a payment of after-tax contributions, you will inform us of the amount that comprises one-third of the Participant's entire interest in after-tax contributions held under this Contract as of the first day of the year. The lesser of such amount or the amount of the request will be paid under this Section; any excess of the request over one-third of the Participant's interest under this Contract will be paid under Section 6.4. "After-tax" means employee contributions made to the Plan which were, when made, subject to federal income taxes.

6.3      WITHDRAWALS AT TERMINATION OF CONTRACT

         You may, in conjunction with a termination of the Contract, make a Withdrawal of the balance from the entire Contractholder Fixed Account over a four-year period. During the four-year payout period, interest will be added to the Contractholder Fixed Account at the end of each day on the amount of the Contractholder Fixed Account at the end of the preceding day at an Effective Annual Rate determined on the Withdrawal Date. This rate is determined by multiplying each Rate Segment by the interest rate that applies to that segment, adding the products, dividing the sum by the total dollar amount of all segments and subtracting 0.50%. In no event will the interest paid under this provision be less than 3.0%.

         We will pay one-fifth of the balance of the Contractholder Fixed Account within 90 days of the Withdrawal Date. We will pay one-fourth of the Contractholder Fixed Account as of the first anniversary of the Withdrawal Date on the first Business Day following the first anniversary of the Withdrawal Date. If payments are over a period of greater than two years, subsequent payments will be made on the first Business Day following the anniversary of the Withdrawal Date, with each such payment substantially equal in amount to the previous payment. We will pay the entire balance of the Contractholder Fixed Account on the first Business Day following the fourth anniversary of the Withdrawal Date. We will make all payments to you or to any institution or account you designate. We will make all payments from the Contractholder Variable Account to you or to an institution or account you designate. We will usually pay the entire balance of the Contractholder Variable Account within seven Business Days after receipt of a Good Order request for a Withdrawal at termination of the Contract. However, we can postpone such payments if:

         1. the New York Stock Exchange is closed, other than customary weekend and holiday closing, or trading on the exchange is restricted as determined by the Securities and Exchange Commission (SEC)

         2. the SEC permits, by an order, the postponement for the protection of Contractholders

         3. the SEC determines that an emergency exits that would make the disposal of securities held in the Contractholder Variable Account, or the determination of their value, not reasonably practicable.

         You may also elect to make a withdrawal at Contract termination under
         Section 6.4 in accordance with the terms of the above paragraph.

6.4      WITHDRAWALS SUBJECT TO A MARKET VALUE ADJUSTMENT

         Withdrawals from the Contractholder Fixed Account that are not governed by the provisions of Sections 6.2 and 6.3 may be made at any time. If the amount withdrawn under this paragraph in any calendar year exceeds $5 million, the Withdrawal may be paid in up to five substantially equal quarterly payments. The first payment will be made within 10 Business Days of our receipt of your written request in Good Order. A separate market value will be calculated for each quarterly Withdrawal. During the quarterly Withdrawal period, the unpaid amounts will be credited interest at the rate in effect under Section 3.3 of the Contract, less a daily risk charge of one-half of one percent annually.

         The amount withdrawn under this Section shall be equal to the Withdrawal request decreased by the market value adjustment (MVA), and reduced by any applicable deferred sales charges as described in
         Section 11. The market value adjustment will be applied before the deduction of any applicable deferred sales charge.

6.5      MARKET VALUE ADJUSTMENT FORMULA

         The market value of the amount withdrawn from the Contractholder Fixed Account in accordance with Section 6.4 will be calculated using the formula described in this paragraph. A separate market value adjustment is determined for each Rate Segment. The interest rate applicable to each such Rate Segment is compared to the interest rate credited for new Contributions in the current quarter.

         The market value adjustment for a Rate Segment is calculated by subtracting the interest rate for new Contributions from the interest rate credited to that Rate Segment and multiplying that result by a factor of 3.0. In no event will the market value adjustment exceed 0.0%.

         Each market value adjustment is then applied to the dollars withdrawn from the corresponding Rate Segment. The market value of the amount withdrawn from the Contractholder Fixed Account is equal to the sum of the market values of the amount withdrawn from each Rate Segment. The market value adjustment factor may be changed in accordance with
         Section 9.2.

         In the event that a Participant Withdrawal is made as a result of a communication of the Contractholder or Employer received by the Participant, which communication in Prudential's reasonable judgment advises Participants to transfer or withdraw their funds held under this Contract, the Withdrawal will be treated as a Withdrawal at Contract termination under Section 6.4. If communication to a Participant is not provided to Prudential upon written request, Prudential reserves the right to consider the communication as one which advises Participants to transfer or withdraw their funds held under this Contract.


-------------------------------------------------------------------------------
SECTION 7 - FORMS OF BENEFITS
-------------------------------------------------------------------------------

7.1      GENERAL

         You may request that we pay amounts that are withdrawn for benefit payments under Section 6.2 in any of the following forms, to the extent not contrary to the terms of the Plan:

                  (a) a lump sum;

                  (b) any annuity form described in Schedule A;

                  (c) any other settlement method or combination of methods to which we consent.

7.2      TERMS OF PAYMENT OF ANNUITIES

         If, a Participant, elects an annuity pursuant to Section 7.1(b), the amount withdrawn will be applied to purchase an annuity in accordance with Schedule A. The monthly annuity payment is determined from the schedule of purchase rates for that annuity. Any payments made in annuity form will be governed by the terms of the annuity certificate.

7.3      CERTIFICATES

         A Certificate will be provided for each Annuitant, summarizing the amount and the terms of such annuity. Certificates are not a part of this Contract.

7.4      MINIMUM DEATH BENEFIT

         [Any lump sum death payment from this Contract made to a Beneficiary within one year of the Participant's death will be equal to the greatest of : (1) the Participant's Account value as of the date Prudential receives a death benefit payment request in Good Order; (2) the sum of all contributions made to the Participant's Account less withdrawals, transfers and charges; and (3) the greatest of the Participant's Account value calculated on every third anniversary of the first contribution made on behalf of the Participant less any withdrawals, transfers and charges under the Contract.]

-------------------------------------------------------------------------------
SECTION 8 - TERMINATION OF CONTRACT
-------------------------------------------------------------------------------

8.1      SIXTY DAY TERMINATION

         This Contract may be terminated by either party by providing the other party with 60 days written notice. The Contract termination date will be established as the first Business Day occurring 60 calendar days following receipt of the notice of termination. The parties may agree to a different termination date.

8.2      TERMINATION FOR CAUSE

         We may terminate this Contract for cause by giving you 30 days written notice. Causes for our termination are:

                  (a) You fail to meet any of your obligations under this Contract or under any related agreement.

                  (b)  The Plan is no longer a qualified plan under the Code.

                  (c)  The Plan is terminated.

                  (d)  You no longer have any obligations under the Plan.

                  (e) You, your agent, or your trustee take an action which, in our reasonable determination, materially and adversely affects our rights and obligations under this Contract.

                  (f) You reject a change or an amendment to this Contract proposed by us under Section 9.1 or 9.2.

                  (g) You distribute communication material to Plan Participants that can reasonably be expected to materially decrease the amounts directed to this Contract or materially increase the amounts of Withdrawals or Transfer Payments from this Contract.

8.3      EFFECT OF TERMINATION

         You may make no further Contributions or Transfer Payments after a contract termination date is established, unless we agree otherwise. Death benefits and previously purchased annuities will continue to be paid. Benefit Withdrawals, including the purchase of annuities if we agree, may be made from the Contractholder Fixed Account after the contract termination date. Benefit withdrawals from the Contractholder Variable Account will continue to be made after the contract termination date. The Contractholder Fixed Account will be distributed under the terms of Section 6.3 unless you elect to have it distributed under the terms of Section 6.4.

         Withdrawals upon termination are subject to any limitations or restrictions that appear elsewhere in this Contract.

8.4      PARTIAL CONTRACT TERMINATION

         If, through a divestiture or other corporate restructuring, employees of an employer cease to be eligible to participate in the Plan, you may partially terminate this Contract and request that we issue a new contract to a successor plan. Any such contract is subject to any terms and conditions mutually agreed to. Section 8.3 applies to amounts payable in connection with a partial termination.

-------------------------------------------------------------------------------
SECTION 9 - CHANGES
-------------------------------------------------------------------------------

9.1      CHANGES BY AGREEMENT

         This Contract may be changed at any time by agreement between the parties. A change will be effective after each party receives notice of such change. Any change made to this Contract will be consistent with applicable state and federal law.

9.2      CHANGES BY PRUDENTIAL

         We may change this Contract if we, in our discretion, deem it appropriate to conform to the requirements of any law or regulation.

         We reserve the right to change the method for determining the market value adjustment upon 30 days prior written notice to you and to periodically update the annuity purchase rates.

         No modifications or amendments to this Contract may affect the terms of any annuity purchased prior to the effective date of the modification or amendment. The annuity purchase rates will not be modified or amended (i) during the first year that the Contract is in effect, or
         (ii) more than once in any 12 month period; and (iii) may not be less favorable to you than the annuity purchase rates we offer to any Contractholder in the same class as this Contract.

9.3      PERSONS EMPOWERED TO ACT FOR US

         No agent or other person except one of the following Prudential officers may change this Contract or bind us.

           Chairman of the Board and              Actuary
                Chief Executive Officer           Associate Actuary
           President                              Secretary
           Vice President                         Assistant Secretary
           Second Vice President

-------------------------------------------------------------------------------
SECTION 10 - GENERAL TERMS
-------------------------------------------------------------------------------

10.1     COMMUNICATIONS

         All communications under this Contract shall be in writing. They will be addressed to you at your principal office, or at such other address as you may communicate to us. Communications to us should be addressed to Prudential, c/o Prudential Investments, 30 Scranton Office Park, Scranton, Pennsylvania 18507-1789, or at such other address as we may communicate.

10.2     PLACE OF PAYMENT

         All payments to us under this Contract shall be payable at our office described above or at an address or to a representative we specify by notice to you.

10.3     INFORMATION - RECORDS

         You agree to furnish all information which we may reasonably require for the administration of this Contract. You also agree to provide to us any applicable administrative agreements pertaining to recordkeeping or servicing of Participant Accounts. We will not be liable for the fulfillment of any obligations in any way dependent upon information unless and until we receive the information in a form satisfactory to us, which includes receiving information in Good Order where appropriate. Information furnished to us may be corrected for demonstrated errors unless we have already acted to our prejudice by relying on the information. Except for the corrections, information furnished to us will be regarded as conclusive.

10.4     MISSTATEMENTS

         If there has been a misstatement as to any annuitant, we will not pay more than that which should be paid based on the correct information. Any overpayment will, together with interest, be deducted from future payments. Any underpayment will, together with interest, be paid immediately upon receipt of the corrected information. The interest rate credited or charged under this section will be 3.0%.

10.5     BENEFICIARY

         You may, if permitted by law, direct that we pay any benefit under this Contract directly to the Beneficiary of a Participant or other designated payee. Payments in annuity form will be governed by the terms of the annuity certificate.

10.6     SMALL ANNUITIES AND AMOUNTS; NATURAL PERSONS

         To the extent consistent with the terms of the Plan and Code Section 411(a)(11) as applicable, if the total monthly payment from the annuity that would otherwise be purchased on behalf of any person, or any series of payments under this Contract, is less than $50, we may, in our discretion, make a single sum payment in lieu of purchasing such annuity or making such series of payments. The single sum paid will be equal to the amount that would otherwise be applied to purchase such annuity. The single sum paid in lieu of a stream of payments will be equal to the value of the series of payments discounted at interest from each payment due date to the date of the single sum payment. The discount interest rate will be the interest rate in the schedule of annuity purchase rates used to establish the series of payments.

         If the payee is not a natural person and a series of payments is payable, we may choose to make a payment in one sum.

10.7     DIVISIBLE SURPLUS

         The portion, if any, of our divisible surplus accruing under this Contract will be determined annually by our Board of Directors and credited to the Contractholder Account as determined by the Board. It is unlikely that any divisible surplus will accrue upon this Contract. No annuity under this Contract will be taken into account in the determination of any divisible surplus to be credited to this Contract.

10.8     LIMIT ON ASSIGNMENT

         To the extent applicable law requires, the interests in and payments from this contract are not transferable nor assignable or subject to the claims of any creditor. For this purpose, compliance with the terms of a Qualified Domestic Relations Order as defined in subsection 414(p) of the Internal Revenue Code will not be considered to be an assignment of benefits.

10.9     PLAN CHANGES

         This Contract applies to the terms of the Plan in effect on the Effective Date of this Contract. You shall furnish us a copy of the Plan, any proposed amendment or any change to the Plan, its operation, or its investment policy, and any communications by you to the Participants concerning investments available through the Plan. If we notify you within 60 days of receipt of a proposed Plan amendment, change in Plan operation, or change in Plan investment policy that such change, in our reasonable judgment, will adversely affect the financial experience of Prudential or other Contractholders in this class of Contracts, the change will be effective only upon agreement between the parties.

10.10    ENTIRE CONTRACT

         This document constitutes the entire Contract between us.

10.11    GOVERNING LAW

         This Contract will be construed according to the laws of the jurisdiction set forth on the cover page.

10.12    INTEREST ON BENEFIT PAYMENTS

         Any benefit payment we make under Section 6.2 that is not made within 10 Business Days of the receipt in Good Order of a request for such payment will be credited with interest in the same rate and manner as provided in Section 3.3 or as required by state insurance or Federal securities law. We reserve the right to credit interest on benefit payments paid within 10 Business Days for all Contractholders within this class of contracts.

10.13    CONTRACTHOLDER

         We will normally conduct business only with you. We will be entitled to rely on any acts or omissions by you pursuant to the terms of this Contract.

         Either party may, from time to time, delegate to an agency or trustee certain administrative powers and responsibilities under this Contract. No party is bound to recognize any such delegation until it has received notice of it. The notice must specify those powers and responsibilities and include evidence of acceptance by the agency. On and after the date of receipt of the notice, the notified party will deal with the agency with respect to those powers and responsibilities and will be entitled to any action taken or omitted by the agency with respect thereto in the same manner as if dealing with the party to the Contract. Either party may give notice to the other party of a subsequent delegation to another agency of specified powers and responsibilities.

10.14  EXCLUSIVE BENEFIT

         Under this contract it is impossible, at any time prior to the satisfaction of all liabilities with respect to Participants and their beneficiaries under the contract, for any part of the corpus or income to be used for, or directed to, purposes other than for the exclusive benefit of the Participants or their beneficiaries.

------------------------------------------------------------------------------

SECTION 11 - DEFERRED SALES CHARGES

------------------------------------------------------------------------------

11.1     DEFERRED SALES CHARGES

         Transfer Payments made to Plan Investment Funds on behalf of Participants and Withdrawals made under Section 6 on behalf of Participants (other than those made under Section 6.2) are subject to a Deferred Sales Charge. The amount of a Transfer Payment or Withdrawal subject to a Deferred Sales Charge shall be the amount requested less the Deferred Sales Charge determined from the following table. However, if the entire dollar amount held on behalf of a Participant under the Contractholder Fixed Account is withdrawn, the amount paid will not be less than the Contributions made into that option for the Participant reduced by previous Withdrawals and transfers.

         Withdrawals or Transfer Payments made in the years indicated, counting from the day an amount was contributed on behalf of a Participant under this or a predecessor Prudential Contract, will have the following Deferred Sales Charge, measured as a percentage of Contributions withdrawn:

                           0 - 1 year                     [0%]
                           1 - 2 years                    [0%]
                           2 - 3 years                    [0%]
                           3 - 4 years                    [0%]
                           4 - 5 years                    [0%]
                           After 5 years                  [0%]

         Deferred sales charges do not apply to amounts withdrawn in excess of the Participant's Contributions under this Contract. No charge is imposed upon rollover contributions, contributions withdrawn due to the Participant's termination of employment, death, financial hardship or disability retirement.

         Withdrawals from the Contractholder Fixed Account will be made on a pro-rata basis from all Rate Segments applicable to a Participant under the Contract.

                    APPENDIX A - SEPARATE INVESTMENT ACCOUNTS

Contributions paid to the Contractholder Variable Account may be invested in the Subaccounts of the Prudential Discovery Premier Group Variable Contract Account ("the Discovery Account"). This variable separate account, sponsored by Prudential Insurance Company of America, is currently divided into 35 Subaccounts. Any income and realized or unrealized gains and losses in a Subaccount are credited to or charged against that Subaccount without regard to income, gains, or losses in other Subaccounts.

-- Subaccounts invest in portfolios of the Prudential Series Fund. These portfolios include _____________. The Subaccounts of the Discovery Account also invest in other underlying Fund portfolios. These include ___________
__________.

The investment strategy of each Subaccount is described in the Prospectus. The choice of Subaccounts may change. Any such change will be described in the Prospectus.

[The administrative charge for each Subaccount in the Discovery Account will not exceed an effective annual rate of 0.75%. This charge is deducted daily from the assets in each of the Subaccounts. This charge is for the issuing of the Contract, establishing and maintaining records, and providing reports to the Contractholder and the Participants. Prudential may impose a lower administrative charge for certain classes of contractholders that meet minimum size requirements (for example, assets exceeding $25 million or plans with 500 or more Participants). In addition, Prudential may impose a lower administrative charge for any contractholder in Prudential's MEDLEY group annuity program for whom Prudential is providing administrative services as of June 1, 1997 that exchanges their MEDLEY contract(s) for a Discovery Premier contract to reflect the reduced set-up, recordkeeping and administrative costs incurred by Prudential. Any reductions in administrative charges will be available on a uniform basis to similarly-situated contractholders.]

[Mortality risk and expense charges are deducted daily at an effective annual rate of not more than 0.15% of the assets held in the Subaccounts.] Participants selecting from any of the Subaccounts in the Discovery Account must receive a Prospectus prior to investing.

-------------------------------------------------------------------------------
SCHEDULE A - FORMS OF ANNUITY WHICH MAY BE PURCHASED

         Form of Payment Payable               Applicable Schedule

1.       Life - Payment Certain Annuity.       Use Schedule B

2.       Life - Contingent Annuity.            Use Schedule C

3.       Payment Certain Annuity.              Use Schedule D

We may provide monthly amounts of annuity larger than those shown in the following schedules for annuities purchased during any period we specify. Annuity purchase rates for other forms of annuity to which we consent will be furnished on request.

The annuity purchase rates under this contract will be no less favorable to a Participant than used under other Prudential group annuity contracts of this Class.

The forms of annuities which may be purchased are fixed dollar annuities which are guaranteed by Prudential. The amount of fixed annuity payments depends only on the form and duration of the annuity selected, the dollar amount applied to purchase the form of annuity, the age of the Annuitant and the annuity purchase rates in Schedules B, C and D. The amount of the fixed annuity payments does not depend on the performance of the Discovery Account or any Subaccount.

AVAILABLE FORMS OF ANNUITIES

Life annuities and Payment Certain annuities are available under this Contract. A Life form of annuity is one payable at least during the lifetime of the person (referred to as the "Annuitant") for whom it was purchased. Depending on the existence and nature of any payment payable after the death of the Annuitant, a Life annuity will be either a Life-Payment Certain or a Life-Contingent annuity. A Payment Certain form of annuity may be payable for a period less than the lifetime of the Annuitant. The terms of payment for each form of annuity are described below.

             Life-Payment Certain Annuity:

         The first monthly payment of a Life-Payment Certain annuity is payable as of the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the number of annuity payments made equals the number of Payments Certain applicable to him, monthly annuity payments will continue to be made to the Annuitant's Beneficiary until the total number of payments is so equal. The number of Payments Certain is established when the annuity is purchased and may be 60, 120, 180, 240, or any other number accepted by Prudential.

             Life-Contingent Annuity:

         The first monthly payment of a Life-Contingent annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the death of his Contingent Annuitant, monthly payments will continue to the Contingent Annuitant throughout the Contingent Annuitant's remaining lifetime. The amount of each monthly Contingent Annuity payment will be a percentage of the monthly annuity payment payable before the Annuitant's death. The percentage is established when the annuity is purchased and may be 33 1/3%, 50%, 66 2/3%, or 100%, or any other percentage we accept.

                  Payment Certain Annuity:

         The first monthly payment of a Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter until the total number of Payments Certain specified when the annuity was purchased has been paid. The number of payments may be 60, 120, 180, 240 or any other number we accept. If the Annuitant dies before his Beneficiary, monthly annuity payments will continue to be made to the Beneficiary until the number of payments specified by the Annuitant has been made.

         Other forms of annuity may be provided with our consent.

-------------------------------------------------------------------------------

                                ANNUITY SCHEDULES

The schedules show the monthly amount of annuity purchased per $10,000, after deduction of any taxes on annuity premiums that may apply.

The amounts of annuity for other ages of the Annuitant or Contingent Annuitant will be provided upon request.

--------------------------------------------------------------------------------------------------------
                        SCHEDULE B - LIFE - PAYMENT CERTAIN ANNUITY (120 PAYMENTS CERTAIN)
         Monthly Amount
         If the date the annuity is purchased is in:

         AGE                1998                   1999                    2000                   2005
         ---                ----                   ----                    ----                   ----
         60                $34.89                 $34.75                  $34.61                 $33.90

         65                 39.86                  39.67                   39.49                  38.59

         70                 46.17                  45.93                   45.70                  44.55


                     SCHEDULE C - LIFE - CONTINGENT ANNUITY

         Monthly Amount

         If Annuitant and Contingent Annuitant have same date of birth. If the date the annuity is purchased is in:

          AGE               1998                   1999                    2000                   2005
          ---               ----                   ----                    ----                   ----
If specified percentage to Contingent Annuitant is 100%:
           60              $29.87                 $29.77                  $29.66                 $29.15

           65               33.64                  33.49                   33.35                  32.66

           70               38.74                  38.54                   38.34                  37.40

If specified percentage to Contingent Annuitant is 50%:

           60              $32.36                 $32.23                  $32.10                 $31.48

           65               36.87                  36.70                   36.53                  35.71

           70               42.97                  42.74                   42.50                  41.37
--------------------------------------------------------------------------------------------------------

                      SCHEDULE D - PAYMENT CERTAIN ANNUITY

         Monthly Amount

         If the date the annuity is purchased is in:

              NUMBER OF
              PAYMENTS
               CERTAIN               1998            1999              2000                  2005
             -----------             ----            ----              ----                  ----

                  60               $160.49         $160.49           $160.49               $160.49

                 120                 84.21           84.21             84.21                 84.21

                 180                 58.87           58.87             58.87                 58.87
---------------------------------------------------------------------------------------------------

                                                                   EXHIBIT 4(B)

                 AMENDMENT TO BE ATTACHED TO AND MADE A PART OF
                     GROUP ANNUITY CONTRACT NO. [GA-XXXXXX]

Section [9.1] of the contract provides that the contract may be changed by agreement between the Contractholder and Prudential. Therefore, by mutual agreement between the signatories below, the contract is hereby amended as follows:

Effective [        ], Section [7.4] MINIMUM DEATH BENEFIT is replaced with the following:

[7.4]     MINIMUM DEATH BENEFIT

         Any lump sum death payment from this Contract made to a Beneficiary will be equal to the Participant's Account value as of the date Prudential receives a death benefit payment request in Good Order.

Also effective [          ], [the attached Appendix A is hereby added to the
contract][the existing Appendix A will be replaced with the attached Appendix
A].

[ABC COMPANY                                   THE PRUDENTIAL INSURANCE
Any Town, New York]                               COMPANY OF AMERICA

By:__________________________                        By:______________________
      Title:                                               Title:

Date:________________________                        Date:____________________



DCA-1-DP

                   [APPENDIX A--SEPARATE INVESTMENT ACCOUNTS

Contributions paid to the Contractholder Variable Account may be invested in the Subaccounts of the Prudential Discovery Premier Group Variable Contract Account ("the Premier Account"). This variable separate account, sponsored by Prudential Insurance Company of America, is currently divided into 35 Subaccounts. Any income and realized or unrealized gains and losses in a Subaccount are credited to or charged against that Subaccount without regard to income, gains, or losses in other Subaccounts.

Thirteen Subaccounts invest in portfolios of the Prudential Series Fund. These portfolios include Money Market Portfolio, Flexible Managed Portfolio, Equity Portfolio, Diversified Bond Portfolio, High Yield Bond Portfolio, Prudential Jennison Portfolio, Government Income Portfolio, Stock Index Portfolio, Global Portfolio, Conservative Balanced Portfolio, Equity Income Portfolio, 20/20 Focus Portfolio, and Small Capitalization Stock Portfolio. The Subaccounts of the Premier Account also invest in other underlying Fund portfolios. These include the [AIM V.I. Government Securities Fund, AIM V.I. Value Fund, AIM V.I. International Equity Fund, Alliance Premier Growth Portfolio, Alliance Quasar Portfolio, Alliance Growth and Income Portfolio, American Century VP Income & Growth, Davis Value Portfolio, Dreyfus Socially Responsible Growth Fund, Franklin Small Cap Fund, Franklin Templeton International Equity Fund, John Hancock Bond Fund, INVESCO VIF Dynamics Fund, Janus Aggressive Growth Portfolio, Janus Worldwide Growth Portfolio, Janus Growth & Income Portfolio, MFS Bond Series, MFS Growth with Income Series, MFS Emerging Growth Series, MFS Total Return Series, MFS Growth Series, and the Warburg Pincus Emerging Growth Portfolio].

The investment strategy of each Subaccount is described in the Prospectus. The choice of Subaccounts may change. Any such change will be described in the Prospectus.

The administrative charge for each Subaccount in the Premier Account will not exceed an effective annual rate of [0.75%]. This charge is deducted daily from the assets in each of the Subaccounts. This charge is for the issuing of the Contract, establishing and maintaining records, and providing reports to the Contractholder and the Participants. Prudential may impose a lower administrative charge for certain classes of contractholders that meet minimum size requirements (for example, assets exceeding $50 million or plans with 1,000 or more Participants). [In addition, Prudential may impose a lower administrative charge for any contractholder in Prudential's MEDLEY group annuity program for whom Prudential is providing administrative services as of [February 14, 2000] that exchanges their MEDLEY contract(s) for a Discovery Premier contract to reflect the reduced set-up, recordkeeping and administrative costs incurred by Prudential.] Any reductions in administrative charges will be available on a uniform basis to similarly-situated contractholders.

Mortality risk and expense charges are deducted daily at an effective annual rate of not more than [0.15%] of the assets held in the Subaccounts. Participants selecting from any of the Subaccounts in the Premier Account must receive a Prospectus prior to investing.]